AmTrust Financial Services, Inc. Reports Outstanding Operating Earnings for Fourth Quarter with Operating Earnings(1) Per Diluted Share Rising 17.7% to $1.46 and Net Income of $0.88 Per Diluted Share
Book Value Per Common Share of $22.34, Up 25.9% Since December 31, 2013
Financial Highlights
Fourth Quarter 2014

•	Gross written premium of $1.46 billion, up 37.9%, and net earned premium of $908.2 million, up 28.4% from the fourth quarter 2013

•	Operating diluted EPS(1) of $1.46 ($0.12 attributable to gain on life settlements) compared to $1.24 ($0.03 attributable to gain on life settlements) in the fourth quarter 2013

•	Annualized operating return on common equity(1) of 27.7% and annualized return on common equity of 16.7%

•	Service and fee income of $101.7 million, up 9.4% from the fourth quarter 2013

•	Operating earnings(1) of $118.5 million compared to $98.5 million from the fourth quarter 2013

•	Net income attributable to common stockholders of $71.6 million compared to $64.7 million in the fourth quarter 2013

•	Diluted EPS of $0.88 compared with $0.82 in the fourth quarter 2013

•	Combined ratio of 90.8% compared to 89.9% in the fourth quarter 2013

Full Year 2014

•	Gross written premium of $6.09 billion, up 47.9%, and net earned premium of $3.53 billion, up 55.6% over 2013

•	Operating diluted EPS(1) of $5.75 ($0.08 attributable to gain on life settlements) compared to $3.56 ($0.03 attributable to gain on life settlements) in 2013

•	Operating return on common equity(1) of 29.9% and return on common equity of 28.4%

•	Service and fee income of $409.7 million, up 23.6% from 2013

•	Operating earnings(1) of $458.4 million compared to $278.2 million in 2013

•	Net income attributable to common stockholders of $434.3 million compared to $278.2 million in 2013

•	Diluted EPS of $5.45 compared with $3.56 in 2013

•	Combined ratio of 90.7% compared to 90.5% in 2013

•	Book value per common share of $22.34, up from $17.74 at December 31, 2013

•	AmTrust's stockholders' equity was $2.04 billion as of December 31, 2014

NEW YORK, February 11, 2015 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today announced strong profit growth for the fourth quarter ended December 31, 2014. For the fourth quarter 2014, operating earnings(1) were $118.5 million, or $1.46 per diluted share, an increase of 20.3%, compared to $98.5 million, or $1.24 per diluted share, in the fourth quarter of 2013. Fourth quarter 2014 net income attributable to common stockholders grew to $71.6 million, or $0.88 per diluted share, an increase of 10.6% from $64.7 million, or $0.82 per diluted share, in the fourth quarter 2013. Fourth quarter 2014 annualized operating return on common equity(1)was 27.7% compared to 30.4% in the fourth quarter 2013. Annualized return on common equity was 16.7% for the fourth quarter of 2014 and 20.0% for the fourth quarter of 2013.
For 2014, operating earnings(1) totaled $458.4 million, or $5.75 per diluted share, an increase of 64.8% compared to $278.2 million, or $3.56 per diluted share, in 2013. During 2014, net income attributable to common stockholders grew to $434.3 million, or $5.45 per diluted share, an increase of 56.1% from $278.2 million, or $3.56 per diluted share, in 2013. Operating return on common equity(1) for 2014 was 29.9% compared to 22.5% from 2013. 2014 return on common equity was 28.4% compared to 22.5% year of 2013.
Fourth Quarter 2014 Results
Total revenue was $1.05 billion, an increase of $231.4 million, or 28.3%, from $816.4 million in the fourth quarter 2013. Gross written premium was $1.46 billion, an increase of $401.4 million, or 37.9%, from $1.06 billion in the same period a year ago. Net written premium of $898.5 million rose $233.7 million, or 35.2%, from $664.8 million in the fourth quarter 2013. Net earned premium of $908.2 million increased $200.6 million, or 28.4%, from $707.6 million in the fourth quarter 2013. The combined ratio was 90.8% compared to 89.9% in fourth quarter 2013.
Total service and fee income of $101.7 million increased $8.7 million, or 9.4%, from $93.0 million in fourth quarter of 2013 and included $16.4 million from related parties in the fourth quarter 2014 compared with $14.9 million in the fourth quarter 2013.
Investment income, excluding net realized gains and losses, totaled $35.9 million, an increase of 72.7% from $20.8 million in the fourth quarter of 2013. In addition, fourth quarter 2014 results included net realized investment gains of $2.0 million, or $1.3 million after-tax, on certain fixed income and equity investments compared with a net realized loss of $4.9 million, or $3.2 million after-tax, in the fourth quarter of 2013.
The Company's net gain on life settlements including non-controlling interest was $17.5 million in the fourth quarter of 2014 compared to a net gain of $3.7 million in the fourth quarter of 2013. Operating earnings (1) included a gain on life settlement contracts of $9.5 million, or $0.12 per diluted share, net of non-controlling interest, in the fourth quarter of 2014 compared to a gain of $2.0 million, or $0.03 per diluted share, net of non-controlling interest, in the fourth quarter of 2013.
Loss and loss adjustment expense totaled $587.5 million in the fourth quarter 2014, compared to $470.4 million in the fourth quarter 2013 and resulted in a loss ratio of 64.7% compared with 66.5% for the fourth quarter 2013.
Acquisition costs and other underwriting expense of $236.7 million increased $71.0 million from $165.7 million for the fourth quarter 2013. The expense ratio was 26.1%, an increase from 23.4% in the fourth quarter 2013. Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $116.2 million, up 50.4% from $77.2 million in the fourth quarter 2013. During the three months ended December 31, 2014, AmTrust ceded $434.7 million of gross written premium and $392.5 million of earned premium to Maiden compared to $321.0 million of gross written premium and $275.5 million of earned premium ceded in the fourth quarter 2013.
Other expense of $157.7 million increased $89.4 million, or 130.9%, from $68.3 million in the fourth quarter 2014. Other expense included a non-cash goodwill impairment charge of $61.5 million in the fourth quarter of 2014 related to our Luxembourg reinsurance companies compared to $10.2 million in 2013.

Full Year 2014 Results
Total revenue was $4.08 billion, an increase of $1.39 billion, or 51.4%, from $2.70 billion in 2013. Gross written premium was $6.09 billion, an increase of $1.97 billion, or 47.9%, from $4.12 billion in 2013. The renewal rights agreement with Tower International Group, Ltd. contributed approximately $608.5 million to gross written premiums and included approximately $475 million from the cut-through reinsurance agreement. Net written premium of $3.96 billion rose $1.39 billion, or 54.2%, from $2.57 billion in 2013. Net earned premium of $3.53 billion increased $1.26 billion, or 55.6%, from $2.27 billion in 2013. The combined ratio was 90.7% compared to 90.5% of 2013.
Total service and fee income of $409.7 million increased $78.2 million, or 23.6%, from $331.6 million in 2013 and included $58.4 million from related parties in 2014 compared with $51.5 million in 2013.
Investment income, excluding net realized gains and losses, totaled $131.6 million, an increase of 55.2% from $84.8 million in 2013. In addition, 2014 results included net realized investment gains of $16.4 million, or $10.7 million after-tax, on certain fixed income and equity investments compared with net realized gains of $15.5 million, or $10.1 million after-tax, in 2013.
The Company's net gain on life settlements including non-controlling interest was $12.3 million in 2014 compared to a net gain of $3.8 million in 2013. Operating earnings (1) included a gain on life settlement contracts of $6.7 million, or $0.08 per diluted share, net of non-controlling interest, in 2014 compared to a gain of $2.0 million, or $0.03 per diluted share, net of non-controlling interest, in 2013.

Loss and loss adjustment expense totaled $2.34 billion in 2014, compared to $1.52 billion in 2013 and resulted in a loss ratio of 66.4% compared with 67.0% for 2013.
Acquisition costs and other underwriting expense of $856.9 million increased $323.8 million from $533.2 million in 2013. The expense ratio was 24.3%, compared to 23.5% of 2013. Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $405.1 million, up 46.5% from $276.6 million in 2013. During 2014, AmTrust ceded $1.59 billion of gross written premium and $1.38 billion of earned premium to Maiden compared to $1.15 billion of gross written premium and $987.5 million of earned premium ceded in 2013.
Other expense of $436.4 million increased $144.7 million, or 49.6%, from $291.6 million in 2013. Other expense included a non-cash goodwill impairment charge of $61.5 million in 2014 related to our Luxembourg reinsurance companies compared to $10.2 million in 2013.
Provision for income taxes was $53.7 million and included a benefit of $92.4 million attributable to a reduction of our deferred tax liability associated with equalization reserves of our Luxembourg reinsurance companies.

In 2014, the Luxembourg reinsurance companies contributed $30.9 million to net income. As of December 31, 2014, the Luxembourg reinsurance companies have $94.2 million in deferred tax liability and $62.8 million of goodwill remaining.

Total assets of approximately $13.85 billion increased $2.57 billion, or 22.8%, from $11.28 billion at December 31, 2013. Total cash, cash equivalents and investments of $5.66 billion increased $1.08 billion, or 23.5%, from $4.59 billion as of December 31, 2013. AmTrust's stockholder's equity of $2.04 billion increased 41.4% from $1.44 billion at December 31, 2013.
As of December 31, 2014, the Company's long-term debt-to-capitalization ratio was 27.1% compared with 28.0% as of December 31, 2013. On December 11, 2014, the Company completed an exchange of $131.9 million in aggregate principal of its 5.5% Convertible Senior Notes due in 2021 for $158.3 million in aggregate principal of its 2.75% Convertible Senior Notes due in 2044 and issuance of 2.7 million shares of common stock. At the same time, the Company issued an additional $68.4 million in aggregate principal of the 2.75% Convertible Senior Notes due in 2044 .
On July 10, 2014, the Company completed the sale of 4.2 million of its depositary shares, each representing 1/40th interest in a share of its 7.25% Non-Cumulative Preferred Stock, Series B. The net proceeds from the offering were approximately $101.4 million. On September 16, 2014, the Company completed the sale of 3.2 million of its depositary shares, each representing a 1/40th interest in a share of its 7.625% Non-Cumulative Preferred Stock, Series C. The net proceeds from the offering were approximately $77.3 million.
During the three months ended December 31, 2014, the Board of Directors declared cash dividends totaling $0.25 per share on its common stock and cash dividends on the following series of non-cumulative preferred stock:

Series	Rate	Dividend
A	6.75%	$0.421875
B	7.25%	$0.453125
C	7.625%	$0.47127

Conference Call:
On February 11, 2015 at 10:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 1:00 PM ET Wednesday, February 11, 2015 through February 18, 2015 at 11:59 PM ET. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 70262720, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., a multinational insurance holding company headquartered in New York City, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile,general liability and extended service and warranty coverage through its primary insurance subsidiaries rated “A” (Excellent) by A.M. Best. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, the amounts, timing and prices of any share repurchases made by us under our share repurchase program, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corp., ACP Re, Ltd., or fourth party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone, CFA
beth.malone@amtrustgroup.com
646.458.7924

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gross written premium	$1,459,648	$1,058,238	$6,087,965	$4,116,911

Net written premium	$898,471	$664,774	$3,956,618	$2,565,673
Change in unearned premium	9,692	42,788	(430,054)	(299,683)
Net earned premium	908,163	707,562	3,526,564	2,265,990

Service and fee income	101,660	92,963	409,743	331,559
Net investment income	35,928	20,800	131,601	84,819
Net realized and unrealized gain (loss) on investments	1,992	(4,936)	16,423	15,527
Other revenue	139,580	108,827	557,767	431,905
Total revenue	1,047,743	816,389	4,084,331	2,697,895
Loss and loss adjustment expense	587,464	470,416	2,342,619	1,517,361
Acquisition costs and other underwriting expense	236,742	165,745	856,923	533,162
Other expense	157,678	68,285	436,350	291,617
Total expense	981,884	704,446	3,635,892	2,342,140
Income before other income (expense), provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	65,859	111,943	448,439	355,755
Other income (expense):
Interest expense	(9,972)	(10,602)	(45,857)	(34,691)
Loss on extinguishment of debt	(9,831)	—	(9,831)	—
Net gain on life settlement contracts net of profit commission	17,486	3,720	12,306	3,800
Foreign currency gain (loss)	34,419	(8,956)	60,245	(6,533)
Gain on acquisition	—	—	—	48,715
Gain on sale of subsidiary	—	—	6,631	—
Total other income (expense)	32,102	(15,838)	23,494	11,291
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	97,961	96,105	471,933	367,046
Provision for income taxes	15,940	30,628	53,686	98,019
Equity in earnings of unconsolidated subsidiaries (related party)	1,504	1,029	28,351	11,566
Net income	83,525	66,506	446,598	280,593
Non-controlling interest	(6,613)	159	416	1,633
Net income attributable to AmTrust stockholders	$76,912	$66,665	$447,014	$282,226
Dividends on preference shares	(5,351)	(1,941)	(12,738)	(3,989)
Net income attributable to AmTrust common stockholders	$71,561	$64,724	$434,276	$278,237
Operating earnings(1) attributable to AmTrust common stockholders	$118,494	$98,494	$458,369	$278,172

AmTrust Financial Services, Inc. Income Statement (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Earnings per common share:
Basic earnings per share	$0.94	$0.87	$5.78	$3.75
Diluted earnings per share	$0.88	$0.82	$5.45	$3.56
Operating diluted earnings per share (1)	$1.46	$1.24	$5.75	$3.56
Weighted average number of basic shares outstanding	76,018	74,481	74,933	74,163
Weighted average number of diluted shares outstanding	81,087	79,059	79,517	77,984
Combined ratio	90.8%	89.9%	90.7%	90.5%
Return on equity	16.7%	20.0%	28.4%	22.5%
Operating return on equity (1)	27.7%	30.4%	29.9%	22.5%
Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$(4,036)	$(2,869)	$(8,039)	$(2,869)
Impairments recognized in other comprehensive income	—	—	—	—
	(4,036)	(2,869)	(8,039)	(2,869)
Net realized gain (loss) on sale of investments	6,028	(2,067)	24,462	18,396
Net realized gain	$1,992	$(4,936)	$16,423	$15,527

AmTrust Financial Services, Inc. Balance Sheet Highlights (in thousands) (Unaudited)

	December 31, 2014	December 31, 2013
Cash, cash equivalents and investments	$5,664,856	$4,587,770
Premium receivables	1,826,152	1,593,975
Goodwill and intangible assets	667,681	665,393
Loss and loss adjustment expense reserves	5,664,205	4,368,234
Unearned premium	3,447,203	2,680,982
Trust preferred securities	123,714	123,714
Convertible senior notes	214,424	164,218
Senior notes	250,000	250,000
AmTrust's stockholders' equity	2,037,017	1,441,005
Book value per common share	$22.34	$17.74

AmTrust Financial Services, Inc. Non-GAAP Financial Measures (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Reconciliation of net income attributable to AmTrust common stockholders to operating earnings (1):
Net income attributable to AmTrust common stockholders	$71,561	$64,724	$434,276	$278,237
Less: Net realized gain (loss) net of tax	1,295	(3,208)	10,675	10,093
Non-cash amortization of intangible assets	(8,880)	(10,877)	(33,543)	(31,667)
Non-cash impairment of goodwill	(62,898)	(10,226)	(62,898)	(10,226)
Non-cash interest on convertible senior notes net of tax	(1,038)	(503)	(2,614)	(1,950)
Loss on extinguishment of debt	(9,831)	—	(9,831)	—
Foreign currency transaction gain (loss)	34,419	(8,956)	60,245	(6,533)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	9,563	5,619
Acquisition gain net of tax	—	—	—	34,729
Gain on sale of a subsidiary net of tax	—	—	4,310	—
Operating earnings (1) attributable to AmTrust common stockholders	$118,494	$98,494	$458,369	$278,172
Reconciliation of diluted earnings per share to diluted operating earnings per share (1):
Diluted earnings per share	$0.88	$0.82	$5.45	$3.56
Less: Net realized gain (loss) net of tax	0.02	(0.04)	0.13	0.13
Non-cash amortization of intangible assets	(0.11)	(0.13)	(0.42)	(0.41)
Non-cash impairment of goodwill	(0.78)	(0.14)	(0.78)	(0.13)
Non-cash interest on convertible senior notes net of tax	(0.01)	—	(0.03)	(0.03)
Loss on extinguishment of debt	(0.12)	—	(0.12)	—
Foreign currency transaction gain	0.42	(0.11)	0.75	(0.08)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	0.12	0.07
Acquisition gain net of tax	—	—	—	0.45
Gain on sale of a subsidiary net of tax	—	—	0.05	—
Operating diluted earnings per share (1)	$1.46	$1.24	$5.75	$3.56
Reconciliation of return on common equity to operating return on common equity:
Return on common equity	16.7%	20.0%	28.4%	22.5%
Less: Net realized gain (loss) net of tax	0.3%	(0.9)%	0.7%	(6.2)%
Non-cash amortization of intangible assets	(2.1)%	(3.4)%	(2.1)%	19.5%
Non-cash impairment of goodwill	(14.8)%	(3.2)%	(4.0)%	6.3%
Non-cash interest on convertible senior notes net of tax	(0.2)%	(0.1)%	(0.2)%	1.2%
Loss on extinguishment of debt net of tax	(2.3)%	—%	(0.6)%	—%
Foreign currency transaction gain	8.1%	(2.8)%	3.8%	4.0%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—%	—%	0.6%	(3.5)%
Acquisition gain net of tax	—%	—%	—%	(21.3)%
Gain on sale of a subsidiary net of tax	—%	—	0.3%	—%
Operating return on common equity (1)	27.7%	30.4%	29.9%	22.5%

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Reconciliation of net income attributable to AmTrust common stockholders to income from operations(2):
Net income attributable to AmTrust common stockholders	$71,561	$64,724	$434,276	$278,237
Less: Net realized gains (losses), net of tax	1,295	(3,208)	10,675	10,093
Non-cash amortization of intangible assets	(8,880)	(10,877)	(33,543)	(31,667)
Non-cash impairment of goodwill	(62,898)	(10,226)	(62,898)	(10,226)
Non-cash interest on convertible senior notes net of tax	(1,038)	(503)	(2,614)	(1,950)
Loss on extinguishment of debt	(9,831)	—	(9,831)	—
Foreign currency transaction gain (loss)	34,419	(8,956)	60,245	(6,533)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	—	—	9,563	5,619
Acquisition gain net of tax	—	—	—	34,729
Gain on sale of a subsidiary net of tax	—	—	4,310	—
Preferred dividend	(5,351)	(1,941)	(12,738)	(3,989)
Income from operations (2)	$123,845	$100,435	$471,107	$282,161

(1)
References to operating earnings, operating diluted EPS, and operating return on common equity are non-GAAP financial measures. Operating earnings is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary, net of tax and should not be considered an alternative to net income. Operating diluted earnings per share is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. Operating return on common equity is defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax and gain on sale of a subsidiary, net of tax divided by the average common equity for the period and should not be considered an alternative to return on common equity. The Company believes operating earnings, operating diluted EPS, and operating return on common equity are more relevant measures of the Company's profitability because operating earnings, operating diluted EPS, and operating return on common equity contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of operating earnings, operating diluted EPS, and operating return on common equity may not be comparable to similarly titled measures used by other companies.

(2)
Income from Operations is a non-GAAP financial measure defined by the Company as net income attributable to AmTrust common stockholders less after-tax realized investment gain (loss), non-cash amortization of intangible assets, non-cash impairment of goodwill, non-cash interest on convertible senior notes, net of tax, loss on extinguishment of debt, foreign currency transaction gain (loss), gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party), net of tax, acquisition gain, net of tax, gain on sale of a subsidiary, net of tax and preferred dividends and should not be considered as an alternative to net income. The Company believes income from operations is a more relevant measure of the Company's profitability because income from operations contains the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of income from operations may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc. Segment Information (in thousands, except percentages) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Gross written premium
Small Commercial Business	$633,263	$470,892	$2,999,714	$1,659,980
Specialty Risk and Extended Warranty	595,401	382,569	1,983,052	1,511,649
Specialty Program	230,984	205,843	1,105,199	879,455
Personal Lines Reinsurance - run off	—	(1,066)	—	65,827
	$1,459,648	$1,058,238	$6,087,965	$4,116,911
Net written premium
Small Commercial Business	$356,036	$303,130	$1,882,383	$935,313
Specialty Risk and Extended Warranty	400,502	221,984	1,333,747	944,081
Specialty Program	141,933	140,726	740,488	620,452
Personal Lines Reinsurance - run off	—	(1,066)	—	65,827
	$898,471	$664,774	$3,956,618	$2,565,673
Net earned premium
Small Commercial Business	$417,820	$316,716	$1,606,805	$833,812
Specialty Risk and Extended Warranty	311,089	216,151	1,232,238	811,837
Specialty Program	179,254	159,201	678,612	520,371
Personal Lines Reinsurance - run off	—	15,494	8,909	99,970
	$908,163	$707,562	$3,526,564	$2,265,990
Loss Ratio:
Small Commercial Business	63.0%	66.0%	65.7%	65.8%
Specialty Risk and Extended Warranty	64.1%	66.4%	66.4%	67.2%
Specialty Program	65.8%	67.4%	67.3%	68.2%
Total	64.7%	66.5%	66.4%	67.0%
Expense Ratio:
Small Commercial Business	28.2%	26.1%	25.9%	25.5%
Specialty Risk and Extended Warranty	22.1%	16.6%	20.6%	18.6%
Specialty Program	28.0%	26.7%	27.0%	26.6%
Total	26.1%	23.4%	24.3%	23.5%
Combined Ratio:
Small Commercial Business	91.2%	92.1%	91.6%	91.3%
Specialty Risk and Extended Warranty	86.1%	83.0%	87.0%	85.8%
Specialty Program	93.8%	94.1%	94.3%	94.9%
Total	90.8%	89.9%	90.7%	90.5%